Exhibit 99.1

Main Street Announces First Quarter 2020 Results

First Quarter 2020 Net Investment Income of $0.57 Per Share

First Quarter 2020 Distributable Net Investment Income of $0.61 Per Share

Net Asset Value of $20.73 Per Share

HOUSTON, May 7, 2020 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") is pleased to announce its financial results for the first quarter of 2020.

First Quarter 2020 Highlights

  Net investment income of $36.5 million (or $0.57 per share)
  Distributable net investment income(1) of $39.4 million (or $0.61 per share)
  Total investment income of $56.2 million
  Industry leading ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expenses to Assets Ratio") of 1.1% on an annualized basis for the quarter and 1.3% for the trailing twelve-month ("TTM") period ended March 31, 2020
  Declared regular monthly dividends totaling $0.615 per share for the second quarter of 2020, or $0.205 per share for each of April, May and June 2020, representing a 2.5% increase from the regular monthly dividends paid for the second quarter of 2019
  Completed $66.0 million in total lower middle market ("LMM") portfolio investments, including investments totaling $56.1 million in two new LMM portfolio companies, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net decrease of $9.4 million in total LMM portfolio investments
  Net increase of $4.4 million in private loan portfolio investments
  Net decrease of $32.2 million in middle market portfolio investments
  Amended revolving credit facility ("Credit Facility") to increase the total commitments from $705.0 million to $740.0 million, as the result of the addition of a new lender relationship

In commenting on Main Street's results, Dwayne L. Hyzak, Main Street's Chief Executive Officer, stated, "The current economic environment resulting from the unprecedented effects of the COVID-19 pandemic beginning during the first quarter has proved to be very challenging. The momentum we had built during the second half of 2019 and had started to realize in our lower middle market origination activities was interrupted by these unexpected events and significant challenges. Our first quarter results reflect the negative impact of the adverse economic effects of the COVID-19 pandemic on market conditions and the overall economy."

Mr. Hyzak added, "Fortunately, the conservative capital structure and significant liquidity position that we have always intentionally maintained as a key component of our strategy have allowed us to manage through the challenges to date, support our existing portfolio companies and continue to execute on new investment opportunities on a highly selective basis. In addition, we continue to believe that our highly diversified and mature investment portfolio will prove to be very beneficial as we work through the current environment. Despite our challenging first quarter results, we believe that we are well positioned to weather the current market conditions and provide a very favorable outcome for all of our stakeholders, and we remain committed to maintaining a stable dividend payment level going forward."

Mr. Hyzak concluded, "We continue to place considerable attention to the health and well-being of our employees, the employees of our portfolio companies and our broader community. We appreciate the hard work and efforts of our employees and the management teams and employees that we have partnered with at our portfolio companies during this challenging time, and we are very pleased with the diligent and proactive actions taken to date by our portfolio companies."

First Quarter 2020 Operating Results

The following table provides a summary of our operating results for the first quarter of 2020:

	Three Months Ended March 31,
	2020	2019	Change ($)	Change (%)

Interest income	$ 44,877	$ 47,320	$ (2,443)	(5%)
Dividend income	8,041	12,496	(4,455)	(36%)
Fee income	3,232	1,549	1,683	109%
Total investment income	$ 56,150	$ 61,365	$ (5,215)	(8%)

Net investment income	$ 36,545	$ 39,491	$ (2,946)	(7%)
Net investment income per share	$ 0.57	$ 0.64	$ (0.07)	(11%)

Distributable net investment income (1)	$ 39,382	$ 41,820	$ (2,438)	(6%)
Distributable net investment income per share (1)	$ 0.61	$ 0.68	$ (0.07)	(10%)

Net increase (decrease) in net assets resulting from operations	$ (171,438)	$ 41,401	$ (212,839)	NM
Net increase (decrease) in net assets resulting from operations per share	$ (2.66)	$ 0.67	$ (3.33)	NM

NM - Not Measurable / Not Meaningful

The $5.2 million decrease in total investment income in the first quarter of 2020 from the comparable period of the prior year was principally attributable to (i) a $4.5 million decrease in dividend income from investment portfolio equity investments and (ii) a $2.4 million decrease in interest income, partially offset by a $1.7 million increase in fee income. The $5.2 million decrease in total investment income in the first quarter of 2020 is net of the positive impact of (i) an increase of $2.4 million related to higher accelerated prepayment, repricing and other activity for certain investment portfolio debt investments when compared to the same period in 2019.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) decreased to $16.8 million in the first quarter of 2020 from $19.5 million for the corresponding period of 2019. This decrease in cash operating expenses was principally attributable to a $3.6 million decrease in compensation expense, partially offset by (i) a $0.5 million increase in interest expense, (ii) a $0.3 million increase in general and administrative expense. The decrease in compensation expense is primarily related to (i) a $2.5 million decrease in cash incentive compensation accruals and (ii) a $1.5 million decrease as a result of the decrease in the fair value of our deferred compensation plan assets, partially offset by a $0.4 million increase in base compensation related expenses. The increase in interest expense is primarily due to a $4.3 million increase as a result of two separate issuances of our 5.20% Notes in April 2019 and December 2019, partially offset by decreased interest expense relating to (i) a $2.1 million decrease from the repayment of the 4.50% Notes due 2019 effective December 1, 2019 and (ii) a $1.3 million decrease from our multi-year revolving credit facility due to the lower average balance outstanding and lower average interest rate on borrowings. Our Operating Expenses to Assets Ratio was 1.1% in the first quarter of 2020, a decrease from 1.5% in the comparable period in 2019, both on an annualized basis.

The $2.9 million decrease in net investment income and the $2.4 million decrease in distributable net investment income, which is net investment income before non-cash, share-based compensation expense, in the first quarter of 2020 were principally attributable to the decrease in total investment income, partially offset by lower operating expenses, both as discussed above.

Net investment income and distributable net investment income on a per share basis for the first quarter of 2020 both include the impact of a greater number of average shares outstanding compared to the corresponding period in 2019 primarily due to shares issued through our at-the-market, or ATM program, shares issued pursuant to our equity incentive plans and shares issued pursuant to our dividend reinvestment plan, partially offset by (i) an increase of approximately $0.04 per share from the comparable period in 2019 attributable to the increase in the comparable levels of accelerated prepayment, repricing and other activity for certain investment portfolio debt investments as discussed above and (ii) an increase of $0.02 per share due to the decrease in the fair value of our deferred compensation plan assets during the first quarter of 2020 as discussed above.

The $212.8 million decrease from the first quarter of 2019 in the net increase (decrease) in net assets resulting from operations in the first quarter of 2020 was primarily the result of (i) a $205.5 million reduction in net unrealized appreciation (depreciation) from portfolio investments, including the impact of accounting reversals relating to realized gains/income (losses), (ii) a $16.1 million decline in the net realized loss from investments, (iii) a $4.7 million decrease in unrealized appreciation on the Small Business Investment Company ("SBIC") debentures accounted for on a fair value basis and (iv) a $2.9 million decrease in net investment income as discussed above, partially offset by (i) an $11.3 million benefit from the change in the income tax benefit (provision) and (ii) a $5.2 million improvement in the net realized loss from the extinguishment of debt. The net realized loss from investments of $21.9 million for the first quarter of 2020 was primarily the result of the realized losses of (i) $17.2 million from the partial exit of two LMM investments and (ii) $4.3 million from the full exit of an LMM investment.

The following table provides a summary of the total net unrealized depreciation of $193.8 million for the first quarter of 2020:

	Three Months Ended March 31, 2020
	LMM (a)	Middle Market	Private Loan	Other		Total
			(dollars in millions)
Accounting reversals of net unrealized (appreciation) depreciation recognized in prior periods
due to net realized (gains / income) losses recognized during the current period	$ 17.6	$ 0.1	$ (0.4)	$ -		$ 17.3
Net unrealized depreciation relating to portfolio investments	(45.6)	(72.2)	(68.4)	(25.4)	(b)	(211.6)
Total net unrealized appreciation (depreciation) relating to portfolio investments	$ (28.0)	$ (72.1)	$ (68.8)	$ (25.4)		$ (194.3)

Unrealized appreciation relating to SBIC debentures (c)						0.5
Total net unrealized depreciation						$ (193.8)

(a)	LMM includes unrealized appreciation on 16 LMM portfolio investments and unrealized depreciation on 39 LMM portfolio investments.
(b)

Other includes (i) $12.9 million of unrealized depreciation relating to the External Investment Manager, as defined below, (ii) $11.3 million of net unrealized depreciation relating to the other portfolio and (iii) $1.1 million of unrealized depreciation relating to our deferred compensation plan.

(c)	Relates to unrealized appreciation on the SBIC debentures previously issued, which are accounted for on a fair value basis.

Liquidity and Capital Resources

As of March 31, 2020, we had $54.2 million in cash and cash equivalents, $463.0 million of unused capacity under our Credit Facility, which we maintain to support our investment and operating activities, and $20.2 million of remaining SBIC debenture capacity. In early April 2020, the SBA approved an additional debenture commitment for our wholly-owned SBIC subsidiaries, thereby increasing the remaining SBIC debenture capacity by $25.0 million to $45.2 million.

Several details regarding our capital structure as of March 31, 2020 are as follows:

  Our Credit Facility included $740.0 million in total commitments from a diversified group of eighteen participating lenders, plus an accordion feature that allows us to increase the total commitments under the facility to up to $800.0 million.
  $277.0 million in outstanding borrowings under our Credit Facility, with an interest rate of 2.9% based on the London Inter-bank Offered Rate, or LIBOR, effective for the contractual reset date of April 1, 2020.
  $304.8 million of outstanding SBIC debentures through our three wholly owned SBIC subsidiaries. These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted-average annual fixed interest rate of approximately 3.5% and mature ten years from original issuance. The first maturity related to our SBIC debentures occurs late in the third quarter of 2020, and the weighted-average remaining duration was approximately 5.4 years.
  $325.0 million of notes outstanding that bear interest at a rate of 5.20% per year. The 5.20% Notes mature on May 1, 2024 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $185.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes due 2022"). The 4.50% Notes due 2022 mature on December 1, 2022 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  Our net asset value totaled $1,336.2 million, or $20.73 per share.

Investment Portfolio Information as of March 31, 2020 (2)

The following table provides a summary of the investments in our LMM portfolio, middle market portfolio and private loan portfolio as of March 31, 2020:

	As of March 31, 2020
	LMM (a)	Middle Market	Private Loan
		(dollars in millions)
Number of portfolio companies	70	48	63
Fair value	$ 1,168.2	$ 418.4	$ 629.1
Cost	$ 991.5	$ 540.8	$ 740.1
% of portfolio at cost - debt	64.1%	94.4%	94.6%
% of portfolio at cost - equity	35.9%	5.6%	5.4%
% of debt investments at cost secured by first priority lien	98.1%	90.8%	95.4%
Weighted-average annual effective yield (b)	11.8%	8.1%	9.0%
Average EBITDA (c)	$ 5.5	$ 80.6	$ 51.9

(a)	We had equity ownership in 99% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 41%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the middle market and private loan portfolios. These calculations exclude certain portfolio companies, including three LMM portfolio companies, one middle market portfolio company and three private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies, and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was approximately 162% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 2.6 to 1.0 and a median total EBITDA to senior interest expense ratio of 3.0 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 2.6 to 1.0 and 2.9 to 1.0, respectively.(2) (3)

As of March 31, 2020, we had other portfolio investments in eleven companies, collectively totaling $95.5 million in fair value and $118.5 million in cost basis, which comprised approximately 4.0% of our investment portfolio at fair value.

As of March 31, 2020, there was no cost basis in our investment in our wholly-owned portfolio company and registered investment advisor that provides investment management services to third parties (the "External Investment Manager"), and this investment had a fair value of $61.6 million, which comprised approximately 2.6% of our investment portfolio at fair value.

As of March 31, 2020, we had ten investments on non-accrual status, which comprised approximately 1.3% of the total investment portfolio at fair value and approximately 5.3% at cost. Our total portfolio investments at fair value were approximately 99% of the related cost basis as of March 31, 2020.

External Investment Manager

The External Investment Manager is a wholly owned portfolio company and registered investment advisor that provides investment management services to third parties. The External Investment Manager maintains an investment sub-advisory relationship with HMS Income Fund, Inc., a non-listed business development company ("HMS Income"), and earns management fees for the services provided to HMS Income. During the first quarter of 2020, the External Investment Manager generated $2.5 million of management fee income from this relationship, and HMS Income ended the first quarter of 2020 with total assets of approximately $930.0 million. The relationship with HMS Income benefited our net investment income by $2.3 million in the first quarter of 2020 through a $1.6 million reduction of our operating expenses for expenses we allocated to the External Investment Manager for services we provided to it and $0.7 million of dividend income we received from the External Investment Manager.

First Quarter 2020 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, May 8, 2020 at 10:00 a.m. Eastern Time to discuss the first quarter 2020 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, May 15, 2020 and may be accessed by dialing 201-612-7415 and using the passcode 13701771#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Quarterly Report on Form 10-Q for the quarter period ended March 31, 2020 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's First Quarter 2020 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information, including but not limited to our and our portfolio companies' ability to successfully navigate the current economic environment and the effects of the COVID-19 pandemic along with our maintenance of stable dividend payments, are based on current conditions and information available to Main Street as of the date hereof and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to be correct. Those forward-looking statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which Main Street's portfolio companies operate; the potential impacts of the COVID-19 pandemic on the business and operations, liquidity and access to capital of Main Street and its portfolio companies, and on the U.S. and global economies, including public health requirements in response to the pandemic; changes in laws and regulations or business, political and/or regulatory conditions that may adversely impact Main Street's operations or the operations of its portfolio companies; the operating and financial performance of Main Street's portfolio companies and their access to capital; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" included in Main Street's filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(dollars in thousands, except shares and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2020	2019

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 19,474	$ 23,691
Affiliate investments	8,164	9,071
Non-Control/Non-Affiliate investments	28,512	28,603
Total investment income	56,150	61,365
EXPENSES:
Interest	(12,441)	(11,916)
Compensation	(2,498)	(6,069)
General and administrative	(3,473)	(3,203)
Share-based compensation	(2,837)	(2,329)
Expenses allocated to the External Investment Manager	1,644	1,643
Total expenses	(19,605)	(21,874)
NET INVESTMENT INCOME	36,545	39,491

NET REALIZED GAIN (LOSS):
Control investments	(21,472)	(187)
Affiliate investments	(235)	(3,241)
Non-Control/Non-Affiliate investments	(158)	(2,305)
Realized loss on extinguishment of debt	(534)	(5,689)
Total net realized loss	(22,399)	(11,422)

NET UNREALIZED APPRECIATION (DEPRECIATION):
Control investments	(35,410)	4,946
Affiliate investments	(21,166)	2,376
Non-Control/Non-Affiliate investments	(137,732)	3,902
SBIC debentures	460	5,177
Total net unrealized appreciation (depreciation)	(193,848)	16,401

INCOME TAXES:
Federal and state income, excise and other taxes	294	(702)
Deferred taxes	7,970	(2,367)
Income tax benefit (provision)	8,264	(3,069)

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS	$ (171,438)	$ 41,401

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.57	$ 0.64
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
FROM OPERATIONS PER SHARE - BASIC AND DILUTED	$ (2.66)	$ 0.67

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	64,536,471	61,864,688

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	March 31, 2020	December 31, 2019
	(Unaudited)
ASSETS

Investments at fair value:
Control investments	$ 978,368	$ 1,032,721
Affiliate investments	318,247	330,287
Non-Control/Non-Affiliate investments	1,076,131	1,239,316
Total investments	2,372,746	2,602,324

Cash and cash equivalents	54,188	55,246
Interest receivable and other assets	45,135	50,458
Deferred financing costs, net	3,418	3,521

Total assets	$ 2,475,487	$ 2,711,549

LIABILITIES

Credit facility	$ 277,000	$ 300,000
SBIC debentures (par: $304,800 ($50,000 due within one year) and $311,800 as of March 31, 2020 and December 31, 2019, respectively)	299,146	306,188
5.20% Notes due 2024 (par: $325,000 as of both March 31, 2020 and December 31, 2019)	324,511	324,595
4.50% Notes due 2022 (par: $185,000 as of both March 31, 2020 and December 31, 2019)	183,381	183,229
Accounts payable and other liabilities	17,304	24,532
Payable for securities purchased	5,072	-
Interest payable	11,311	7,292
Dividend payable	13,218	13,174
Deferred tax liability, net	8,374	16,149

Total liabilities	1,139,317	1,175,159

NET ASSETS

Common stock	645	643
Additional paid-in capital	1,523,357	1,512,435
Total undistributed (overdistributed) earnings	(187,832)	23,312

Total net assets	1,336,170	1,536,390

Total liabilities and net assets	$ 2,475,487	$ 2,711,549

NET ASSET VALUE PER SHARE	$ 20.73	$ 23.91

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Net investment income	$ 36,545	$ 39,491
Share-based compensation expense	2,837	2,329
Distributable net investment income (1)	$ 39,382	$ 41,820

Per share amounts:
Net investment income per share -
Basic and diluted	$ 0.57	$ 0.64
Distributable net investment income per share -
Basic and diluted (1)	$ 0.61	$ 0.68

MAIN STREET CAPITAL CORPORATION

Endnotes

(1)

Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2)	Portfolio company financial information has not been independently verified by Main Street.

(3)	These credit statistics exclude certain portfolio companies for which EBITDA is not a meaningful metric for the statistic.